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                                   EXHIBIT 23.2


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of USBANCORP, Inc. on Form S-3 (Registration No. 33-56604); Form S-8 (Registration No. 33-53935); and Form S-8 (Registration No. 33-55207) and Form S-8 (Registration No. 33-55211) of our report dated January 28, 1994, on our audits of the consolidated financial statements of Johnstown Savings Bank and subsidiaries as of December 31, 1993 and 1992, and for each of the years in the two-year period then ended which report is included on Form 8-K.

Our report refers to the adoption of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and No. 109, "Accounting for Income Taxes."


/s/ KPMG PEAT MARWICK

Pittsburgh, Pennsylvania
September 22, 1994